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                                                FILED PURSUANT TO RULE 424(b)(4)
                                                              FILE NO. 333-69462

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED SEPTEMBER 26, 2001
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                                3,000,000 Shares

                    CARDIODYNAMICS INTERNATIONAL CORPORATION

                                  Common Stock

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     This prospectus supplement supplements our prospectus dated September 26,
2001 relating to the offering of 3,000,000 shares that are being sold by the Allen E. Paulson Living Trust as selling shareholder. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information contained in this prospectus supplement supersedes the information contained in the original prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                              PLAN OF DISTRIBUTION

General Plan of Distribution

         We are registering the shares on behalf of the selling shareholder, the Allen E. Paulson Living Trust. All costs, expenses and fees incurred by us in connection with the registration of the shares offered hereby, up to a maximum of $25,000 in the aggregate, will be reimbursed by the selling shareholder. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder or the purchaser, as the case may be.

         From time to time after the effectiveness of this registration statement (of which this prospectus supplement is a part), sales of shares may be effected by the selling shareholder in private negotiated transactions, at fixed or negotiated prices. In addition, from and after December 31, 2001, public sales of up to an aggregate of 500,000 shares in each calendar month may be effected by the selling shareholder from time to time in one or more types of transactions (which may include block transactions), including, without limitation, on the Nasdaq National Market (or any successor securities exchange or quotation system), in the over-the-counter market, through put or call transactions relating to the shares, through short sales of shares, a combination of such methods of sale, or in any other manner permitted by applicable securities laws at market prices prevailing at the time of sale. Such transactions may or may not involve brokers or dealers. The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities registered hereunder, other than the arrangement with Gruntal & Company, LLC described below, nor is there an underwriter or any other coordinating broker acting in connection with any proposed sale of shares registered hereunder by the selling shareholder. The selling shareholder may enter into other arrangements or agreements in the future.

         The selling shareholder may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive



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compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker- dealer could be in excess of customary commissions).

     The selling shareholder and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

     Because the selling shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Act of 1933, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to its sales in the market.

     The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided the sale meets the criteria and conforms to the requirements of such Rule.

     When the selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

     . the name of the selling shareholder and of the participating broker-dealers,

     .  the number of shares involved,

     .  the price at which the shares were sold,

     . the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

     . that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and

     .  other facts material to the transaction.

     The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided the sale meets the criteria and conforms to the requirements of such Rule.

     The selling shareholder will be indemnified by us against certain claims, damages and liabilities, including liabilities under the Securities Act in connection with the resale of the shares, or will be entitled to contribution in connection therewith. We will be indemnified by the selling shareholder to a limited extent, against certain losses, claims, damages and liabilities, including liabilities under the Securities Act in connection with the resale of the shares, or will be entitled to contribution in connection therewith.


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     In order to comply with the securities laws of certain states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Arrangements by the Selling Shareholder for the Resale of 1,500,000 Shares

     On November 5, 2001, the selling shareholder entered into a number of letter agreements with certain purchasers. Under the terms of the letter agreements, the purchasers have severally agreed to purchase from the selling shareholder an aggregate of 1,500,000 shares, at a purchase price of $4.35 per share, for an aggregate purchase price of $6,525,000. Upon the sale of the shares, the selling shareholder has agreed to pay a commission equal to 2% of the gross purchase price to Gruntal & Co., L.L.C., a broker-dealer, as payment for arranging the placement of the shares with the purchasers, and a fee equal to 2% of the purchase price to us. Gruntal did not conduct any investigation to verify the information set out or incorporated by reference in the original prospectus or this prospectus supplement. The selling shareholder has agreed to indemnify the purchasers, in connection with such sales, against certain liabilities, including liabilities arising under the Securities Act and liabilities arising from breaches of the representations and warranties and covenants contained in the letter agreements.

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                  Prospectus Supplement Dated November 5, 2001

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